Pricing Supplement No. 15 dated November 19, 1998                 Rule 424(b)(3)
(To Prospectus dated April 1, 1996                             File No. 33-58887
and Prospectus Supplement dated April 1, 1996)

                            COLGATE-PALMOLIVE COMPANY

                      Medium-Term Notes - Fixed Rate Notes

                                    Series C

    We are hereby offering to sell Notes having the terms specified below to you with the assistance of Lazard Freres & Co. LLC, acting as principal, at a fixed initial public offering price of 100% of the principal amount.

Principal Amount: $12,000,000           Original Issue Date:  November 24, 1998
Interest Rate:    5.27% per annum       Net Proceeds to Company: $11,940,000
Stated Maturity Date: December 1, 2003  Agent's Discount or Commission:  $60,000


Interest Payment Dates:  Semi-Annually (See "Other Provisions - Interest"
                         below).

Redemption:              The Notes cannot be redeemed by the Company prior to
                         the Stated Maturity Date.

Optional Repayment:      The Notes cannot be repaid at the option of the holder
                         thereof prior to the Stated Maturity Date.

Currency:                Specified Currency: U.S. dollars

Form: The Notes are being issued in fully registered book-entry form.

Other provisions:

Interest:

         Interest on the Notes will accrue from November 24, 1998 and will be payable in U.S. dollars on the first day of June and December of each year, commencing June 1, 1999 up to and including the Stated Maturity Date (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date (or from November 24, 1998, if no interest has been paid or duly provided for) to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

Use of Proceeds:

         The net proceeds from the sale of the Notes will be used by the Company to retire commercial paper which was issued by the Company for general corporate purposes and working capital. As of November 13, 1998, the Company's outstanding commercial paper had a weighted average interest rate of 5.255% with maturities ranging from 3 to 70 days.